Exhibit 2.3

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF FUTURE ACRES, INC.

Future Acres, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is Future Acres, Inc.

SECOND: The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 15, 2021 under the name Future Acres, Inc.

THIRD: This amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Amendment”) as set forth below has been duly adopted in accordance with the provisions of Section 242, and has been consented to in writing by the stockholders of the Corporation, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

FOURTH: The Certificate of Incorporation of the Corporation is hereby amended by deleting Section A of Article IV thereto in its entirety and inserting in lieu thereof the foregoing:

“A.       The Corporation is authorized to issue three classes of shares to be designated respectively Preferred Stock (“Preferred Stock”), Class F Stock (“Class F Stock”) and Common Stock (“Common Stock”). The total number of shares of Preferred Stock the Corporation shall have authority to issue is five million (5,000,000); the total number of shares of Class F Stock the Corporation shall have authority to issue is three million (3,000,000); and the total number of shares of Common Stock the Corporation shall have authority to issue is forty million (40,000,000). Each of the Preferred Stock, Class F Stock and Common Stock shall have a par value of $0.0001 per share. Of the Preferred Stock, one million nine hundred forty thousand four hundred eighty-six (1,940,486) shares are hereby designated “Series Seed Preferred Stock” and seven hundred fifty thousand (750,000) shares are hereby designated as “Series Seed Preferred Shadow Stock.” The Series Seed Preferred and the Series Seed Preferred Shadow Stock may be referred to herein together as the “Series Seed Preferred.”

FIFTH: All other provisions of the Certificate of Incorporation remain in full force and effect.

The undersigned declares under penalty of perjury that the matters set forth in the foregoing certificate are true of his own knowledge.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate of Amendment on this 4th day of March, 2022.

James Buckly Jordan, President